Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS FIRST QUARTER EARNINGS PER COMMON SHARE OF $5.15 AND INCREASES THE QUARTERLY DIVIDEND TO $0.75 PER COMMON SHARE

NEW YORK, April 18, 2017 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $8.03 billion and net earnings of $2.26 billion for the first quarter ended March 31, 2017. Diluted earnings per common share were $5.15 (1) compared with $2.68 for the first quarter of 2016 and $5.08 for the fourth quarter of 2016. Annualized return on average common shareholders’ equity (ROE) (2) was 11.4% (1) for the first quarter of 2017.

Highlights

•	Goldman Sachs ranked first in worldwide announced mergers and acquisitions for the year-to-date. (3)

•	The firm also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year-to-date. (3)

•	Investing & Lending generated net revenues of $666 million from debt securities and loans, its highest quarterly performance in nearly four years.

•	Book value per common share increased by 1.4% during the quarter to $184.98.

•

The firm maintained strong capital ratios and liquidity. The firm’s Common Equity Tier 1 ratio (4) as calculated in accordance with the Standardized approach and the Basel III Advanced approach was 14.2% (5) and 12.9% (5), respectively, and the firm’s global core liquid assets (6) were $222 billion (5) as of March 31, 2017.

“The operating environment was mixed, with client activity challenged in certain market-making businesses and a more attractive backdrop for underwriting in our investment banking franchise,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “As the economy improves, we are well-positioned to not only meet our clients’ diverse needs, but also to generate operating leverage for our shareholders.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.70 billion for the first quarter of 2017, 16% higher than the first quarter of 2016 and 15% higher than the fourth quarter of 2016. Net revenues in Financial Advisory were $756 million, 2% lower than the first quarter of 2016. Industry-wide completed mergers and acquisitions activity levels declined compared with the same prior year period. Net revenues in Underwriting were $947 million, 37% higher than the first quarter of 2016, due to significantly higher net revenues in equity underwriting, reflecting an increase in industry-wide activity, and significantly higher net revenues in debt underwriting, reflecting an increase in industry-wide leveraged finance activity. The firm’s investment banking transaction backlog decreased compared with both the end of 2016 and the end of the first quarter of 2016. (6)

Institutional Client Services

Net revenues in Institutional Client Services were $3.36 billion for the first quarter of 2017, 2% lower than the first quarter of 2016 and 7% lower than the fourth quarter of 2016.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.69 billion for the first quarter of 2017, essentially unchanged compared with the first quarter of 2016, reflecting significantly higher net revenues in mortgages and higher net revenues in interest rate products, offset by significantly lower net revenues in commodities and currencies and lower net revenues in credit products. During the quarter, Fixed Income, Currency and Commodities Client Execution operated in an environment characterized by political uncertainty, low levels of volatility and low client activity levels.

Net revenues in Equities were $1.67 billion for the first quarter of 2017, 6% lower than the first quarter of 2016, due to lower net revenues in commissions and fees, reflecting lower volumes in the United States, and lower net revenues in securities services, primarily reflecting the impact of changes in the composition of customer balances. These results were partially offset by higher net revenues in equities client execution, reflecting significantly higher results in derivatives, partially offset by lower results in cash products. Despite global equity prices generally increasing during the quarter, Equities also operated in an environment characterized by political uncertainty, low levels of volatility and low client activity levels.

Investing & Lending

Net revenues in Investing & Lending were $1.46 billion for the first quarter of 2017, significantly higher than the first quarter of 2016 and essentially unchanged compared with the fourth quarter of 2016. The increase in net revenues compared with a weak first quarter of 2016 was primarily due to a significant increase in net gains from investments in both private and public equities, which were positively impacted by corporate performance and an increase in global equity prices. Net revenues in debt securities and loans were also significantly higher compared with the first quarter of 2016, reflecting significantly higher net gains from investments in debt instruments and higher net interest income.

Investment Management

Net revenues in Investment Management were $1.50 billion for the first quarter of 2017, 12% higher than the first quarter of 2016 and 7% lower than the fourth quarter of 2016. The increase in net revenues compared with the first quarter of 2016 was primarily due to higher incentive fees and higher management and other fees. The increase in management and other fees reflected higher average assets under supervision, partially offset by shifts in the mix of client assets and strategies. During the quarter, total assets under supervision (6) decreased $6 billion to $1.37 trillion. Long-term assets under supervision increased $29 billion, including net market appreciation of $24 billion, primarily in equity and fixed income assets, and net inflows of $5 billion (7), reflecting inflows in fixed income assets. Liquidity products decreased $35 billion.

Expenses

Operating expenses were $5.49 billion for the first quarter of 2017, 15% higher than both the first quarter of 2016 and the fourth quarter of 2016.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $3.29 billion for the first quarter of 2017, 24% higher than the first quarter of 2016, reflecting an increase in net revenues. The ratio of compensation and benefits to net revenues for the first quarter of 2017 was 41.0% compared with 42.0% for the first quarter of 2016. Total staff was essentially unchanged during the first quarter of 2017.

Non-Compensation Expenses

Non-compensation expenses were $2.20 billion for the first quarter of 2017, 5% higher than the first quarter of 2016 and 6% lower than the fourth quarter of 2016. The increase compared with the first quarter of 2016 was primarily due to higher other expenses, reflecting higher net provisions for litigation and regulatory proceedings. Brokerage, clearing, exchange and distribution fees were lower compared with the first quarter of 2016, reflecting decreased transaction volumes in Equities.

Net provisions for litigation and regulatory proceedings for the first quarter of 2017 were $139 million compared with $77 million for the first quarter of 2016.

Provision for Taxes

The effective income tax rate for the first quarter of 2017 was 11.2%, down from the full year rate of 28.2% for 2016, primarily due to tax benefits on the settlement of employee share-based awards in accordance with ASU No. 2016-09 (1). The impact of the restricted stock unit deliveries and option exercises in the first quarter of 2017 was a reduction to provision for taxes of $475 million and a reduction in the firm’s effective income tax rate of 18.7 percentage points. This reduction was partially offset by the resolution of certain tax matters in 2016 and non-deductible provisions for litigation and regulatory matters in 2017.

Capital

•

As of March 31, 2017, total shareholders’ equity was $86.92 billion (common shareholders’ equity of $75.71 billion and preferred stock of $11.20 billion) and unsecured long-term borrowings was $199.37 billion.

•	The firm’s Standardized Common Equity Tier 1 ratio (4) reflecting the applicable transitional provisions was 14.2% (5) as of March 31, 2017, compared with 14.5% as of December 31, 2016.

•	The firm’s Basel III Advanced Common Equity Tier 1 ratio (4) reflecting the applicable transitional provisions was 12.9% (5) as of March 31, 2017, compared with 13.1% as of December 31, 2016.

•	The firm’s supplementary leverage ratio (6) on a fully phased-in basis was 6.4% (5) as of March 31, 2017, unchanged compared with December 31, 2016.

•

On April 17, 2017, the Board of Directors of The Goldman Sachs Group, Inc. (Board) increased the firm’s quarterly dividend to $0.75 per common share from $0.65 per common share. The dividend will be paid on June 29, 2017 to common shareholders of record on June 1, 2017.

•

During the quarter, the firm repurchased 6.2 million shares of its common stock at an average cost per share of $243.22, for a total cost of $1.50 billion. (8) On April 17, 2017, the Board authorized the repurchase of an additional 50.0 million shares of common stock pursuant to the firm’s existing share repurchase program.

•	Book value per common share was $184.98 and tangible book value per common share (9) was $175.05, both based on basic shares (10) of 409.3 million as of March 31, 2017.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $894 billion (5) as of March 31, 2017, compared with $860 billion as of December 31, 2016.

•

The firm’s global core liquid assets (6) were $222 billion (5) as of March 31, 2017 and averaged $218 billion (5) for the first quarter of 2017, compared with an average of $219 billion for the fourth quarter of 2016.

•	Level 3 assets were $23 billion (5) as of March 31, 2017, unchanged compared with December 31, 2016, and represented 2.6% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 64774224 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	March 31, 2017	December 31, 2016	March 31, 2016	December 31, 2016	March 31, 2016
Investment Banking
Financial Advisory	$756	$709	$771	7%	(2)%

Equity underwriting	311	212	183	47	70
Debt underwriting	636	565	509	13	25

Total Underwriting	947	777	692	22	37

Total Investment Banking	1,703	1,486	1,463	15	16

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,685	2,002	1,663	(16)	1

Equities client execution	552	459	470	20	17
Commissions and fees	738	736	878	—	(16)
Securities services	384	398	432	(4)	(11)

Total Equities	1,674	1,593	1,780	5	(6)

Total Institutional Client Services	3,359	3,595	3,443	(7)	(2)

Investing & Lending
Equity securities	798	1,027	—	(22)	N.M.
Debt securities and loans	666	457	87	46	N.M.

Total Investing & Lending	1,464	1,484	87	(1)	N.M.

Investment Management
Management and other fees	1,219	1,227	1,165	(1)	5
Incentive fees	121	224	46	(46)	163
Transaction revenues	160	154	134	4	19

Total Investment Management	1,500	1,605	1,345	(7)	12

Total net revenues	$8,026	$8,170	$6,338	(2)	27

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended				% Change From
	March 31, 2017	December 31, 2016	March 31, 2016		December 31, 2016	March 31, 2016
Revenues
Investment banking	$1,703	$1,486	$1,463		15%	16%
Investment management	1,397	1,499	1,262		(7)	11
Commissions and fees	771	761	917		1	(16)
Market making	2,418	2,866	1,862		(16)	30
Other principal transactions	1,221	1,222	(49)		—	N.M.

Total non-interest revenues	7,510	7,834	5,455		(4)	38

Interest income	2,746	2,424	2,348		13	17
Interest expense	2,230	2,088	1,465		7	52

Net interest income	516	336	883		54	(42)

Net revenues, including net interest income	8,026	8,170	6,338		(2)	27

Operating expenses
Compensation and benefits	3,291	2,447	2,662		34	24

Brokerage, clearing, exchange and distribution fees	615	626	691		(2)	(11)
Market development	134	131	122		2	10
Communications and technology	223	200	197		12	13
Depreciation and amortization	257	267	239		(4)	8
Occupancy	176	179	183		(2)	(4)
Professional fees	205	209	220		(2)	(7)
Other expenses	586	714	448		(18)	31

Total non-compensation expenses	2,196	2,326	2,100		(6)	5

Total operating expenses	5,487	4,773	4,762		15	15

Pre-tax earnings	2,539	3,397	1,576		(25)	61
Provision for taxes	284	1,050	441		(73)	(36)

Net earnings	2,255	2,347	1,135		(4)	99

Preferred stock dividends	93	194	(65)	(12)	(52)	N.M.

Net earnings applicable to common shareholders	$2,162	$2,153	$1,200		—	80

Earnings per common share
Basic (11)	$5.23	$5.17	$2.71		1%	93%
Diluted	5.15	5.08	2.68		1	92

Average common shares
Basic	412.5	415.2	440.8		(1)	(6)
Diluted	420.1	423.5	447.4		(1)	(6)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	34,100	34,400	36,500		(1)	(7)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (6) $ in millions

	Three Months Ended
	March 31, 2017		December 31, 2016	March 31, 2016
Risk Categories
Interest rates	$44		$40	$54
Equity prices	26		25	25
Currency rates	19		19	29
Commodity prices	18		17	16
Diversification effect	(43)		(40)	(52)

Total	$64		$61	$72

Assets Under Supervision (6) $ in billions

	As of				% Change From
	March 31, 2017		December 31, 2016	March 31, 2016	December 31, 2016	March 31, 2016
Asset Class
Alternative investments	$156		$154	$147	1%	6%
Equity	279		266	252	5	11
Fixed income	615		601	566	2	9

Total long-term AUS	1,050		1,021	965	3	9

Liquidity products	323		358	322	(10)	—

Total AUS	$1,373		$1,379	$1,287	—	7

	Three Months Ended
	March 31, 2017		December 31, 2016	March 31, 2016
Beginning balance	$1,379		$1,347	$1,252

Net inflows / (outflows)
Alternative investments	2		1	1
Equity	(3)	(7)	(5)	4
Fixed income	6		21	5

Total long-term AUS net inflows / (outflows)	5		17	10

Liquidity products	(35)		31	16

Total AUS net inflows / (outflows)	(30)		48	26

Net market appreciation / (depreciation)	24		(16)	9

Ending balance	$1,373		$1,379	$1,287

Footnotes

(1)

In the first quarter of 2017, as required, the firm adopted ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718) — Improvements to Employee Share-Based Payment Accounting,” which recognizes the tax effect related to the settlement of share-based awards in income tax benefit or expense in the statements of earnings rather than in additional paid-in-capital. The impact of the restricted stock unit deliveries and option exercises in the first quarter of 2017 was a reduction to provision for taxes of $475 million, which increased diluted earnings per common share by $1.13 and annualized ROE by 2.5 percentage points.

(2)

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity (unaudited, $ in millions):

Average for the

Three Months Ended March 31, 2017

Total shareholders’ equity	$86,813
Preferred stock	(11,203)

Common shareholders’ equity	$75,610

(3)	Dealogic — January 1, 2017 through March 31, 2017.

(4)

The lower of the ratios calculated in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of March 31, 2017, Common Equity Tier 1 was $71.8 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $507 billion and $558 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

(5)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2017.

(6)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations — Investment Banking,” “Results of Operations — Investment Management,” “Equity Capital Management and Regulatory Capital,” “Risk Management — Liquidity Risk Management” and “Risk Management — Market Risk Management,” respectively, in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2016.

(7)	Includes $5 billion of outflows in connection with the divestiture of the firm’s local Australian-focused investment capabilities and fund platform.

(8)

On April 17, 2017, the Board authorized the repurchase of an additional 50.0 million shares of common stock pursuant to the firm’s existing share repurchase program. As of March 31, 2017, the remaining share authorization under the firm’s existing repurchase program was 20.4 million shares, which represented the shares that may be repurchased under the repurchase program approved by the Board. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(9)

Tangible book value per common share is calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by basic shares. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity (unaudited, $ in millions):

As of

March 31, 2017

Total shareholders’ equity	$86,917
Preferred stock	(11,203)

Common shareholders’ equity	75,714
Goodwill and identifiable intangible assets	(4,067)

Tangible common shareholders’ equity	$71,647

(10)	Basic shares include common shares outstanding and restricted stock units granted to employees with no future service requirements.

(11)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01, $0.02 and $0.01 for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

(12)

Includes a reduction of $161 million, which was the difference between the fair value of the APEX exchanged and the net carrying value of the Series E and Series F Preferred Stock cancelled during the first quarter of 2016.